                                                Filed Pursuant to Rule 424(b)(2)
                                                              File No. 333-65486
PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 27, 2001)

                                  $75,000,000

                         NORTHERN ILLINOIS GAS COMPANY
                     (doing business as Nicor Gas Company)

            First Mortgage Bonds, 5 7/8% Series Due August 15, 2008

                               -----------------

   We will pay interest on the New Bonds semiannually on February 15 and August 15 of each year, beginning February 15, 2002. We may redeem the New Bonds at our option in whole at any time or in part from time to time at the redemption price described under "Description of New Bonds".

                               -----------------

                                               Per New Bond     Total
                                               ------------  -----------
       Price to Public........................       99.727% $74,795,250
       Underwriting Discount..................         .625% $   468,750
       Proceeds to Nicor Gas (before expenses)       99.102% $74,326,500

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The Price to Public and the Proceeds to Nicor Gas set forth above do not include accrued interest. Interest on the New Bonds will accrue from August 15, 2001 and must be paid by the purchasers of the New Bonds. The underwriter expects to deliver the New Bonds to purchasers on or about August 24, 2001.

                               -----------------

[LOGO] Banc One Capital Markets, Inc.

                               -----------------

          The date of this prospectus supplement is August 16, 2001.

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

   In this prospectus supplement and the accompanying prospectus, "Nicor Gas," "we," "us" and "our" refer to Northern Illinois Gas Company.

                               -----------------

                               TABLE OF CONTENTS

                                    Page
                                    ----

         Prospectus Supplement

Use of Proceeds.................... S-3

Description of New Bonds........... S-3

Underwriting....................... S-5

               Prospectus

About This Prospectus..............   2

Where You Can Find More Information   2

The Company........................   2

Use of Proceeds....................   3

Description of Bonds...............   3

Plan of Distribution...............   7

Legal Opinions.....................   8

Experts............................   8

                                USE OF PROCEEDS

   We will use the net proceeds from the sale of the New Bonds to replenish the corporate funds used to repay $75,000,000 principal amount of 6.45% First Mortgage Bonds due August 1, 2001.

                           DESCRIPTION OF NEW BONDS

   This description of the particular terms of the New Bonds supplements and should be read in conjunction with the statements under "Description of Bonds" in the accompanying prospectus. The description of certain provisions of the New Bonds and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and Indenture.

   General. The New Bonds will bear interest at the annual rate set forth on the cover page of the prospectus supplement, which will accrue from August 15, 2001. We will pay interest on February 15 and August 15 of each year, beginning February 15, 2002, to the person in whose name the New Bond is registered on the close of business on February 1 or August 1 (whether or not a business day) next preceding the respective interest payment date. The New Bonds will be limited to $75,000,000 aggregate principal amount and will mature August 15, 2008. We will issue the New Bonds in fully registered form only, in denominations of $1,000 and integral multiples of $1,000.

   New Bonds of any denomination will be exchangeable for a like aggregate principal amount of New Bonds of different authorized denominations upon surrender of such New Bonds. You may exchange the New Bonds at BNY Midwest Trust Company, 2 North LaSalle Street, Suite 1020, Chicago, Illinois or at Bank of New York, 101 Barclay Street, 21 West, New York, New York. Both principal and interest will be payable at those offices. At our option, we may pay any installment of interest on the New Bonds by mailing checks payable to or upon the written order of the person entitled to receive payment to the address of that person as it appears on the registration books.

   Redemption. The New Bonds will be redeemable in whole at any time or in part from time to time, at our option, on not less than 30 nor more than 45 days notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the New Bonds to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted, at the then current Treasury Rate plus 20 basis points, to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) plus in each case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

   "Treasury Rate" means, for any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the New Bonds, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

   "Business Day" means any day other than a Saturday or Sunday and other than a day on which banking institutions in Chicago, Illinois, or New York, New York, are authorized or obligated by law or executive order to close.

   "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the New Bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such New Bonds.

   "Comparable Treasury Price" means the average of two Reference Treasury Dealer Quotations obtained with respect to any redemption date.

   "Independent Investment Banker" means Banc One Capital Markets, Inc. or one of the Reference Treasury Dealers appointed by the Trustee after consultation with Nicor Gas.

   "Reference Treasury Dealer" means each of Banc One Capital Markets, Inc. and Salomon Smith Barney Inc. and their successors; provided, however, that if any of the foregoing or their successors shall cease to be a primary United States government securities dealer (a "Primary Treasury Dealer"), Nicor Gas will substitute for it another nationally recognized investment bank that is a Primary Treasury Dealer.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

   Sinking Fund. The New Bonds will have no sinking fund provisions.

                                 UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, Banc One Capital Markets, Inc., as underwriter, has agreed to purchase, and we have agreed to sell to the underwriter all of the New Bonds.

   The underwriting agreement provides that the obligation of the underwriter to purchase the New Bonds is subject to approval of certain legal matters by counsel and to certain other conditions. The underwriter is obligated to purchase all the New Bonds if it purchases any of the New Bonds.

   The underwriter proposes to offer some of the New Bonds directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the New Bonds to certain dealers at the public offering price less a concession not in excess of .375% of the principal amount of the New Bonds. The underwriter may allow, and such dealers may reallow a concession not in excess of .250% of the principal amount of the New Bonds on sales to certain other dealers. After the initial offering of the New Bonds to the public, the public offering price and such concessions may be changed by the underwriter.

   The following table shows the underwriting discount and commission we will pay to the underwriter in connection with this offering (expressed as a percentage of the principal amount of the New Bonds).

                                      Paid by Nicor Gas
                                      -----------------
                         Per New Bond       .625%

   In order to facilitate the offering of the New Bonds, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the New Bonds. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the New Bonds for the underwriter's own account. In addition, to cover overallotments or to stabilize the price of the New Bonds, the underwriter may bid for, and purchase, the New Bonds in the open market. Any of these activities may stabilize or maintain the market price of the New Bonds above independent market levels. The underwriter is not required to engage in these activities and may end any of these activities at any time.

   Nicor Gas estimates that its total expenses of the offering will be $200,000.

   There is presently no trading market for the New Bonds and there is no assurance that a market will develop.

   Nicor Gas has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect of any of those liabilities.

   Nicor Gas has a line of credit with Bank One, N.A., an affiliate of Banc One Capital Markets, Inc.

Prospectus

                         Northern Illinois Gas Company
                     (doing business as Nicor Gas Company)
                       $350,000,000 First Mortgage Bonds

                               -----------------

   We may offer for sale from time to time, in one or more series, up to $350,000,000 aggregate principal amount of First Mortgage Bonds on terms determined at the time or times of sale. We refer to the First Mortgage Bonds being offered by this prospectus as the New Bonds. We will prepare and issue a supplement to this prospectus when a particular series is offered to include: the specific aggregate principal amount and offering price, maturity date or dates, rate or rates of interest, time or times of payment of interest, any redemption terms or other specific terms of such series of New Bonds, the names of any underwriters, dealers or agents, any applicable commissions or discounts and the resulting net proceeds to us. No sinking fund is to be provided for the New Bonds.

   We may sell the New Bonds directly to the public or through (i) underwriters or dealers or through agents named in this prospectus (or designated from time to time) or (ii) a group of underwriters or dealers which may be represented by any one or more of such firms. More information about the way we will distribute the New Bonds is under the heading "Plan of Distribution."

                               -----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

                 The date of this prospectus is July 27, 2001.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "Commission") utilizing a "shelf" registration process. Under this shelf process, we may sell the New Bonds described in this prospectus in one or more offerings up to a total dollar amount of $350,000,000. This prospectus provides you with a general description of the New Bonds we may offer. Each time we sell New Bonds, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

   We believe we have included all information material to investors but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with this registration statement.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") which requires us to file reports and other information with the Commission.

   You may read and copy any of these documents at the Commission's public reference room in Washington, D.C. You may call the Commission at 1-800-SEC-0330 for more information about the public reference rooms. We file our reports and other information electronically with the Commission and you can access these documents from the Commission's web site (http://www.sec.gov).

   The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate is an important part of this prospectus and our later filings with the Commission automatically update and supercede earlier filings. We incorporate by reference those documents listed below and those we subsequently file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the New Bonds:

       (a)Annual Report on Form 10-K for the year ended December 31, 2000; and

       (b)Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

   You may receive a copy of these filings at no cost, other than exhibits to those filings, unless they are specifically incorporated by reference in the information that the prospectus incorporates. Please direct your written requests to:

                           George M. Behrens, Vice President and Treasurer Nicor Gas Company
                           P.O. Box 190
                           Aurora, Illinois 60507-0190
                           630/983-8676

                                  THE COMPANY

   We are a public utility engaged principally in the purchase, storage, distribution, sale and transportation of natural gas to the public in northern Illinois, generally outside the City of Chicago. We are subject to the jurisdiction of the Illinois Commerce Commission ("Ill.C.C.") which has authority to regulate substantially all phases of the public utility business in Illinois, including our issuance of long-term debt. We are a wholly owned subsidiary of Nicor Inc. ("Nicor"), a holding company exempt from regulation under the Public Utility Holding Company Act of 1935. The New Bonds are not obligations of, nor guaranteed by, Nicor. The mailing address and telephone number of our general office is:

                           P.O. Box 190
                           Aurora, Illinois 60507-0190
                           630/983-8676

                                USE OF PROCEEDS

   We will use the net proceeds from the sale of the New Bonds for the refinancing, if desirable, of certain outstanding First Mortgage Bonds, for construction programs to the extent not provided by internally generated funds, and for general corporate purposes.

                             DESCRIPTION OF BONDS

   All references to us under "Description of Bonds" exclude our subsidiary. The properties of our subsidiary, which are not material in the aggregate, are not subject to the lien of the Indenture and do not constitute bondable property under the Indenture.

   General. We will issue the New Bonds in one or more series under our Indenture, dated as of January 1, 1954 (as supplemented by Supplemental Indentures heretofore executed), and Supplemental Indentures (each of which is hereafter referred to as the "New Supplemental Indenture"), creating the series in which we will issue the New Bonds. These series will constitute the forty-sixth and subsequent series of bonds issued under the Indenture. The earlier series of bonds issued under the Indenture that were outstanding as of June 30, 2001 are as follows:

                              Amount Authorized,
                            Issued and Outstanding
          Series                June 30, 2001
------                      ----------------------
*6.45% due August 1, 2001..      $ 75,000,000
*6.75% due June 1, 2002....        50,000,000
5 3/4% due June 1, 2003....        50,000,000
5.37% due February 1, 2009.        50,000,000
6 5/8% due February 1, 2011        75,000,000
7.2% due May 15, 2016......        50,000,000
*8 7/8% due August 15, 2021        50,000,000
7.26% due October 15, 2025.        50,000,000
7 3/8% due October 15, 2027        50,000,000
6.58% due February 15, 2028        50,000,000
                                 ------------
                                 $550,000,000
                                 ============

--------
  *These series of bonds have been called for redemption.

   Each series of the New Bonds will be dated the date of the applicable New Supplemental Indenture, and will mature on such date or dates as are set forth in such New Supplemental Indenture. The New Bonds will bear interest at an annual rate specified in their title. We will pay interest semiannually, once on the date which corresponds to the date of the New Supplemental Indenture and six months thereafter. We will begin paying interest on the date which is six months after the date of the New Supplemental Indenture.

   So long as we do not default in the payment of interest on the series of New Bonds, we shall pay interest to the person in whose name each bond is registered on the record dates prescribed by the New Supplemental

Indenture (whether or not a business day) next preceding the respective interest payment dates. If and to the extent that we default in the payment of interest due we shall pay defaulted interest to the person in whose name each bond is registered on the record date fixed in advance by us for payment of the defaulted interest. Both principal and interest will be payable at our office or agency in The City of Chicago or, at the option of the registered owner, at our office or agency in The City of New York. At our option, we may pay any installment of interest on the bonds by mailing checks payable to or upon the written order of the person entitled to receive payment to the address of that person as it appears on the registration books.

   We will issue the New Bonds in definitive form, as registered bonds in denominations of $1,000 each or of any authorized multiple of $1,000. You will not be charged for any registration, transfer or exchange of bonds.

   Copies of the Indenture and a copy of the applicable New Supplemental Indenture, in substantially the form in which it is to be executed, except for certain terms to be set forth in the prospectus supplement which will be inserted at the time of sale of the series of New Bonds, are exhibits to the Registration Statement. Reference is made to such exhibits for a complete statement of the provisions of the Indenture and such New Supplemental Indenture. The following statements are brief summaries of certain of such provisions. The terms "permitted liens," "prior liens," "prior lien bonds," "bondable bond retirements," "retired" as used with respect to bonds, "property additions," "property of the character of property additions," "mortgage date of acquisition" and "utilized under the Indenture" are used with the meanings ascribed to such terms, respectively, by the Indenture.

   Redemption and Sinking Fund. Any redemption provisions will be set forth in the prospectus supplement. No sinking fund is to be provided for any series of the New Bonds.

   Security. The New Bonds will rank equally and ratably with all bonds, irrespective of series, at any time outstanding under the Indenture. The Indenture constitutes a direct first mortgage lien on substantially all gas property and franchises (other than expressly excepted property) we now own, subject only to permitted liens. All gas property and franchises (other than expressly excepted property) we later acquire will, upon our recordation or registration in accordance with our agreements under the Indenture, become subject to the lien of the Indenture, subject only to permitted liens and liens, if any, existing or placed on such property at the time of their acquisition. The Indenture contains limitations upon the acquisition of property subject to a prior lien and the transfer of all or substantially all of our property to another corporation the property of which is subject to a prior lien. In general, these limitations are based upon ratios of (a) principal amount of prior lien bonds to fair value of property securing such bonds and (b) net earnings of such property to interest charges on such bonds. We have agreed in the Indenture to maintain and protect the mortgaged property as an operating system.

   The lien of the Indenture expressly excepts, whether now owned by us or later acquired, (1) certain real estate not used in the gas utility business,
(2) real estate held by us in the name of a nominee, (3) cash and securities not specifically pledged under the Indenture, (4) receivables, (5) contracts (other than leases), (6) materials, (7) supplies, (8) all gas in storage not included in our utility plant accounts, (9) merchandise, (10) automobiles, trucks and other transportation equipment, (11) office furniture and equipment,
(12) natural gas wells, (13) natural gas leases, and (14) natural gas gathering lines.

   Issuance of Additional Bonds. We may not issue additional bonds of any of the presently outstanding series, nor any New Bonds in addition to the $350,000,000 principal amount of the New Bonds covered by this prospectus. Subject to the provisions of the Indenture, we may issue additional bonds of any other series in principal amount equal to:

      (a) 66 2/3% of "net property additions" not previously utilized under the Indenture;

      (b) the amount of cash deposited with the Trustee as a basis for the issuance of such bonds; and

      (c) the amount of "bondable bond retirements" not previously utilized under the Indenture, such term being defined, in general, to include (1) the principal amount of bonds of any series retired otherwise than through a sinking fund, and (2) such percentage, if any, of the principal amount of bonds of any other series retired through a sinking fund as may be specified in the supplemental indenture creating such series (does not include the New Bonds or any previously issued series outstanding).

We may not issue such bonds under (a) or (b), or under (c) if the bonds to be issued bear a higher rate of interest than that borne by the bonds retired or being retired (except in case such bonds retired or being retired mature within two years), unless our "net earnings" for a 12-month period within the immediately preceding 15-month period shall have been equal to at least two and one-half times the annual interest on all bonds then outstanding under the Indenture, including the bonds then applied for but not including any bonds then being retired, and on all prior lien bonds then outstanding, not including any prior lien bonds then being retired.

   The term "net earnings" shall mean our earnings (including earnings or loss of any gas utility business acquired during the period for that part of the period prior to acquisition) computed by deducting from our revenues our operating expenses, depreciation and taxes except: (a) charges for the amortization, write-down or write-off of acquisition adjustments or intangibles; (b) property losses charged to operations; (c) provisions for income and excess or other profits taxes imposed on income after the deduction of interest charges, or charges made in lieu of such taxes; (d) interest charges; and (e) amortization of debt and stock discount and expense or premium. Any net profit or net loss from merchandising and jobbing is to be deducted from operating expenses or added to operating expenses, as the case may be. Net non-operating income from property and securities not subject to the lien of the Indenture may be included in revenues but only to the extent of not more than 10% of the total of such net earnings. No profits or losses on disposition of property or securities or on the reacquisition of securities shall be included in net earnings.

   "Net property additions" means the amount of $9,000,000, plus the cost or fair value as of the mortgage date of acquisition thereof, whichever is less, of property additions (which may not include additions subject to a prior lien) after January 31, 1954, less all "current provisions for depreciation" made subsequent to that date, after deducting from such current provisions for depreciation the amount of the "renewal fund requirement," if any, for the year 1954 (last 11 months) and subsequent years.

   "Current provisions for depreciation" for any period means the greater of:

      (a) the total of the amounts appropriated for depreciation during such period on all property of the character of property additions subject to the lien of the Indenture but not subject to a prior lien, increased or decreased, as the case may be, by net salvage for such period, such amounts not to include, however, provisions for depreciation charged to surplus, charges to income or surplus for the amortization, write-down or write-off of acquisition adjustments or intangibles, property losses charged to operations or surplus, or charges to income in lieu of income and excess or other profits taxes; or

      (b) an amount equal to one-twelfth of 2% for each calendar month of such period (or such lesser percentage as may, at intervals of not less than five years, be certified by an independent engineer as adequate) of the original cost, as of the beginning of such month, of all depreciable property of the character of property additions subject to the lien of the Indenture but not subject to a prior lien.

   As of June 30, 2001, net property additions available as the basis for the issuance of additional bonds amounted to approximately $322,000,000. As of June 30, 2001, there were $75,000,000 bondable bond retirements available as the basis for the issuance of additional bonds. We will issue the New Bonds first against any available bondable bond retirements and the balance against net property additions.

   The Indenture contains no provisions which afford holders of New Bonds protection in the event we are involved in a highly-leveraged transaction other than the security afforded by the lien of the Indenture and its restrictions as to issuance of additional bonds described above.

   Renewal Fund Requirement. Under the Indenture, we are required to pay to the Trustee in each year an amount of cash, as a renewal fund, equal to the excess, if any, of current provisions for depreciation for that year for all property additions over the cost or fair value as of the mortgage date of acquisition, whichever is less, of property additions for such year. Such amount, which will be the renewal fund requirement for that year, is subject to reduction by an amount equal to the amount, certified to the Trustee, of net property additions or bondable bond retirements, or both, not previously utilized under the Indenture. There was no renewal fund requirement for any of the years 1954 through 1995. The amounts of the renewal fund requirement for the years 1996 through 2000 were approximately $7,000,000, $18,000,000, $23,000,000,
$15,000,000 and $5,000,000, respectively, which amounts were reduced by the utilization of an equivalent amount of net property additions.

   Release of Property and Withdrawal Cash. We may sell or otherwise dispose of and secure the release of any part of the mortgaged property upon deposit with the Trustee of cash in an amount equal to the fair value of the property released, which in no event may be less than the consideration received. If, however, the property to be released is subject to a prior lien, then that property may be released upon a showing that it has been released from the prior lien upon due compliance with the release provisions. Cash to be deposited upon the release of mortgaged property may, subject to certain limitations, be reduced by an amount not in excess of (a) the principal amount of purchase money obligations secured by purchase money mortgage upon the property to be released, and (b) the principal amount of any prior lien bonds secured by a prior lien on the property to be released, where the purchaser has assumed the payment of the bonds. Cash to be deposited may also be reduced by an amount equal to the amount of net property additions or bondable bond retirements, or both, not previously utilized under the Indenture.

   Cash deposited with the Trustee as a basis for the issuance of bonds may be withdrawn in an amount equal to 66 2/3% of the amount of net property additions not previously utilized under the Indenture, or in an amount equal to the amount of bondable bond retirements not previously utilized under the Indenture, or both. All other cash (except any sinking fund cash) deposited with the Trustee to be held as part of the mortgaged property may be withdrawn in an amount equal to the amount of net property additions or bondable bond retirements, or both, not previously utilized under the Indenture.

   Modification of Indenture. In general, we and the trustee may modify or alter the Indenture and supplemental indentures and our rights and obligations along with those of the bondholders, and obtain waivers of compliance with the Indenture and supplemental indentures upon the affirmative vote of holders of 66 2/3% in principal amount of the bonds entitled to vote with respect to the matter involved. No modifications or alterations or waivers of compliance are permitted with respect to the following certain basic matters: (1) terms of payment of principal, premium, if any, and interest on bonds (but not including any sinking fund requirements), (2) creation of liens ranking prior to or on a parity with the lien of the Indenture with respect to any of the mortgage property (other than as permitted by the Indenture) or the deprivation of any bondholder of his lien, or (3) any reduction of the vote necessary to take such actions.

   Defaults. The following are deemed "completed defaults" under the Indenture:

  . default in the payment of principal on any bonds issued under the Indenture, including the New Bonds, when due and payable at maturity or upon redemption or by declaration or as otherwise provided in the Indenture;

  .  default for 60 days in the payment of interest on any of such bonds;

  . default for 30 days after written notice to us in the payment of principal or interest (after the expiration of any applicable grace period) on prior lien bonds;

  . default for 90 days after written notice to us in the performance of any other covenant of the Indenture, including any covenant relating to sinking fund obligations;

  .  certain events of bankruptcy and insolvency.

   We furnish annually to the Trustee a certificate in respect of our compliance or noncompliance with the covenants of the Indenture.

   If one or more completed defaults occurs and continues, the Trustee or the holders of not less than 25% in principal amount of the bonds then outstanding may declare the principal of all such bonds, together with all accrued and unpaid interest thereon, if not already due, to be due and payable immediately. No bondholder may enforce the Indenture unless that holder gives the Trustee written notice of some existing and continuing default and the holders of not less than 25% in principal amount of the bonds then outstanding request in writing that the Trustee act and they have given the Trustee a reasonable opportunity to act. The Trustee is entitled to be indemnified before enforcing the lien at the request of the bondholders.

   If, at any time after the occurrence of a completed default and before the sale of the mortgage property, we have paid or collected and paid out of the mortgage property all arrears of principal and interest, together with other amounts described in the Indenture and we have remedied or cured all other defaults, if any, to the reasonable satisfaction of the Trustee, then the Trustee, upon the written request of the holders of a majority in principal amount of the bonds then outstanding, shall waive any such default.

   Concerning the Trustee. BNY Midwest Trust Company is the Trustee under the Indenture. We and certain of our affiliates may borrow from, and utilize many of the banking services offered by, affiliates of BNY Midwest Trust Company in the normal course of business.

                             PLAN OF DISTRIBUTION

   We may sell the New Bonds, in one or more series, for reoffering at fixed or varying prices to the public through underwriting syndicates led by one or more managing underwriters or through one or more of such firms acting alone. The prospectus supplement will name the managing underwriter or underwriters for each series of New Bonds, together with the members of the underwriting syndicate, if any. If we use an underwriter in the sale, we will execute an underwriting agreement providing that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the New Bonds of the series being sold if they purchase any.

   We may sell the New Bonds directly to the public or through agents designated by us from time to time. Any agent involved in the offer or sale of the New Bonds of any series will be named in the relevant prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will act on a best efforts basis for the period of its appointment.

   In connection with the sale of any series of the New Bonds, we may compensate underwriters or agents in the form of discounts, concessions or commissions. Underwriters, agents or dealers that participate in the distribution of any series of the New Bonds may be deemed to be underwriters of such series, and any discounts or commissions received by them from us and any profit on the resale of the New Bonds of such series by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). The prospectus supplement will describe the discounts and commissions, all other underwriting compensation, and discounts and concessions to be allowed or paid to dealers. Underwriters or agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments which the Underwriters may be required to make in such respect. Underwriters or agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

   If we use a dealer in the sale of any series of the New Bonds, we will sell the New Bonds of such series to the dealer as principal. The dealer may then resell the New Bonds of such series to the public at varying prices to be determined by that dealer at the time of resale. Other sales may be made, directly or through agents, to purchasers outside existing trading markets.

                                LEGAL OPINIONS

   Certain legal matters in connection with the offering of the New Bonds will be passed upon for us by Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, and by Wildman, Harrold, Allen & Dixon, 225 West Wacker Drive, Chicago, Illinois 60606 for any underwriter, dealer or agent named in the prospectus supplement.

                                    EXPERTS

   The consolidated financial statements and schedule included in the Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, and are incorporated in reliance upon the authority of said firm as experts in giving said report.

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                         NORTHERN ILLINOIS GAS COMPANY

                                  $75,000,000

            First Mortgage Bonds 5 7/8% Series Due August 15, 2008

                                 ------------

                                  PROSPECTUS
                                  SUPPLEMENT

                                 ------------

[LOGO] Banc One Capital Markets, Inc.

                               -----------------

                                August 16, 2001



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